EXHIBIT 10.1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks ("*****"), and the omitted text has been filed separately with the Securities and Exchange Commission.

                                                              EXECUTED AGREEMENT

                                    AGREEMENT

            This agreement ("Agreement") is made and entered into as of October 4, 2004 (the "Effective Date"), by and between PLAYBOY ENTERPRISES INTERNATIONAL, INC., a Delaware corporation ("Playboy"), FIESTA PALMS LLC, a Nevada limited liability company ("FPLLC") and N-M VENTURES II, LLC, a Nevada limited liability company (the "Tenant"), Nine Group LLC, a Delaware limited liability company ("Nine Group") who with FPLLC are members of Tenant (the Tenant, together with members Nine Group and FPLLC, are referred to collectively as "Palms").

            WHEREAS, FPLLC is the owner of the Palms Casino Resort located at 4321 West Flamingo Road in Las Vegas, Nevada (the "Palms Resort"), N-M Ventures LLC, a Nevada limited liability company is the lessee of the four venues known as "N9NE Steakhouse" "ghostbar" "Skin Pool Lounge" "Rain Nightclub" (the "Existing Venues") at the Palms Resort;

            WHEREAS, FPLLC is the owner of a store within the Palms Resort called the "Palms Store" and N-M Ventures LLC, a Nevada limited liability company is the owner of a store at the Palms Resort called the "Stuff Store."

            WHEREAS, the Tenant will be leasing from FPLLC up to three additional venues ("New Venues") at the "New Tower" (as defined below) to be built at the Palms Resort;

            WHEREAS, Playboy is the owner of the "Playboy Marks" (as hereinafter defined) and Palms recognizes and acknowledges that the Playboy Marks are internationally well-known and recognized by the general public and are associated in the public mind with Playboy and are designations in which Playboy has acquired considerable and valuable goodwill; and

            WHEREAS, Palms desires to obtain a license to use the Playboy Marks at the Palms Resort including without limitation, the development and operation of a Playboy branded lounge with a casino and a night club to be created at the top two floors of the New Tower, a "Hugh Hefner Sky Villa" (as defined below) and a "Playboy Store" (as defined below) on the ground level of the New Tower (the Playboy Store, the Hugh Hefner Sky Villa, and the lounge with the casino and the night club are referred to together as the "Project") in accordance with the terms and conditions set forth in this Agreement and Playboy wishes to grant such license.

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    DEFINITIONS.

            In this Agreement and any exhibits, addenda or riders hereto, the following terms shall have the following meanings: "Additional Playboy Venue" means any Playboy themed or branded club, casino, lounge, restaurant, night club, tavern, or hotel that is not within the "Playboy Elements" as defined below.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in Las Vegas, Nevada are authorized by law to close.

            "Co-Branded Merchandise Sales" shall be defined as set forth in
Section 5(d).

            "Failure to Open Termination Right" shall mean a right of termination when pursuant to Section 2(b) below, the Project Opening Date for the "Nightclub" and "Lounge" (as defined below) does not timely occur.

            "Fiscal Quarter" shall mean a fiscal quarter which ends on March 31, June 30, September 30 or December 31. The first Fiscal Quarter shall be the period commencing on the date of Project Opening Date for the Nightclub and Lounge and ending on the last day of the Fiscal Quarter in which the Project Opening Date for the Nightclub and Lounge occurs. The last Fiscal Quarter shall be the period commencing on the first day of the Fiscal Quarter in which the expiration or earlier termination of the term hereof shall occur and ending on the date of such expiration or termination.

            "Force Majeure Event" shall mean an act of God, fire, explosion, transportation contingencies, unusually severe weather, quarantine, restriction, epidemic, natural catastrophe, war, acts of terrorism, civil disturbance, acts of the government of any country or of any governmental agency or official thereof or court order, beyond its reasonable control, that prevents the performance by either party of an obligation hereunder for so long as the excused party makes commercially reasonable efforts to minimize, if and to the extent possible, the impact of such event.

            *****

            "Interest Rate" shall mean ***** per annum above the prime lending rate announced, from time to time, by JPMorgan Chase Bank, N.A. in New York City or, in the event that JPMorgan Chase Bank, N.A. shall no longer announce its prime or base lending rate as aforesaid, ***** per annum above the prime rate from time to time published in the "Money Rates" section of The Wall Street Journal as being the "Prime Rate" (or, if more than one rate is published as the Prime Rate, then the average of such rates).

            "Nevada Marketing Event for Playboy" shall be as defined in Section 3 below.

            "Nevada Licensing Authorities" shall mean the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other applicable governmental or administrative state or local agency involved in the regulation of gaming and gaming activities in the State of Nevada with jurisdiction over the Palms Resort.

            "Playboy Chips" shall mean gaming chips or tokens using any of the Playboy Marks produced by or for Palms pursuant to the terms hereof. There are three types of Playboy Chips. "Rack Playboy Gaming Chips" are those used by FPLLC as rack or inventory chips for gaming at the Palms Resort. "Commemorative Playboy Gaming Chips" are those produced and distributed for events involving the Playboy Indicia and which can be used for gaming at the Palms Resort. "Playboy Nongaming Chips" are those produced and distributed for souvenirs at events involving the Playboy Indicia and which cannot be for gaming at the Palms Resort and cannot be transferred or exchanged for money.

            "Playboy Co-Branded Merchandise" shall mean merchandise marked with both the Playboy Marks and either be logos or marks of the Nine Group, the Tenant, FPLLC, Palms Resort, the Existing Venues or New Venues.

            "Playboy Non-Element Revenue Event" shall mean any event at the Palms Resort outside of the Playboy Elements that incorporates the Playboy Indicia at which revenue outside the Playboy Elements are generated.

            "Playboy Indicia" shall mean the Playboy Marks, Bunnies, Bunny Costumes, and other symbols or indicia of source related to Playboy.

            "Playboy Marks" shall mean the list of service marks and logos set forth on Exhibit A attached hereto, as the same may be amended from time to time by mutual written agreement of the parties hereto.

            "Playboy Marketing Use" shall mean using the Playboy Indicia for marketing or promoting the Project at all locations at the Palms Resort including weekends and nights that are not part of a Playboy Non-Element Revenue Event.

            "Playboy Membership Incremental Revenue" *****

            "Playboy-Only Merchandise" shall mean merchandise that carries only the Playboy Marks and no other marks.

            "Playboy Store Operating Expenses" *****

            *****

            "Playboy Store Net Profits" shall mean, as to any period, the Playboy Store Revenues minus Playboy Store Operating Expenses.

            "Project Opening Date for the Nightclub and Lounge" is the earlier of the date either the Nightclub or the Lounge are opened to the public for business.

            "Project Opening Date for the Playboy Store" is when the Playboy Store opens to the public for business.

            "Project Standard" shall mean a standard of design, construction, maintenance, operation and management, as applicable, consistent with the first-class standards employed at the Palms Resort as of the date of this Agreement.

            *****

2.    THE PROJECT.

      (a) New Tower Description. The Project will be included within a new tower (the "New Tower") to be built by Palms at the Palms Resort. The New Tower will (i) be not less than 25 floors above grade, (ii) include not fewer than 250 guest rooms, (iii) be accessible via enclosed corridors to the existing Palms Resort buildings, and (v) be located at the Palms Resort property in the area designated on Exhibit B attached hereto. Palms will consult with Playboy in developing the Project, provided, however, that Palms shall retain sole discretion with regard to all elements and decisions related to the Project

      (b) New Tower Construction. Construction of the New Tower will be pursued diligently by FPLLC except for interruptions caused by a Force Majeure Event. Unless interrupted by a Force Majeure Event, if the Project Opening Date for the Nightclub and Lounge does not occur by June 30, 2006, then either FPLLC or Playboy may terminate this Agreement by giving a notice of termination to the other ("Failure to Open Termination Right"). If the Project Opening Date for the Nightclub and Lounge does not occur by June 30, 2006 because of a Force Majeure Event, then the Failure to Open Termination Right shall be deferred for a reasonable period (not to exceed 90 days) to accommodate the delay caused by the Force Majeure Event. Termination of this Agreement by exercise of the Failure to Open Termination Right does not give rise to a claim for loss or damage. Subject to compliance with the Project Standard, FPLLC will be solely responsible (at FPLLC's sole expense) for all aspects of the design, development, construction and finish of the New Tower, including, without limitation, all permits, approvals and licenses.

      (c) New Tower Signage. Playboy icon signage and Palms Resort signage shall be installed on the east face of the New Tower (collectively, the "New Tower Signage"). The design of the New Tower Signage shall be as shown on Exhibit C attached hereto and by reference incorporated herein.

      (d) Playboy Elements. The Project will consist of the following Playboy branded components (collectively, the "Playboy Elements") at the Palms Resort. The floorplan of the Playboy Elements shall be as shown on Exhibit D attached hereto and by reference incorporated herein, and any material changes to the floorplan and structural elements that materially changes the look and feel of the Playboy Elements, or requires the closing of the Playboy Elements for three
            (3) consecutive days after the Effective Date shall require the consent of both parties and be reflected in a revised Exhibit D:

            (i) An exclusive high-end dance venue at the top floor of the New Tower (the "Nightclub") linked by escalators and elevators to a casino on the floor below the name of which will be "Moon."

            (ii) A separate lounge with a casino of approximately 12,000 square feet, immediately below the Nightclub, which shall be known by the name or a name similar to "The Playboy Lounge and Casino" (the "Lounge").

            (iii) An approximately 750 square foot Playboy branded retail store shall be located on the ground level of the New Tower (the "Playboy Store").

            (iv) A two-level approximately 10,000 square foot super villa (the "Hugh Hefner Sky Villa") shall be located at the highest guest floor in the New Tower which FPLLC will use its best efforts (subject to health, safety and engineering constraints) to feature indoor/outdoor pools.

      (e) New Tower, Playboy Store and Project Management. Subject to the Nevada Licensing Authorities, FPLLC will operate the gaming in the casino immediately below the Nightclub, the Playboy Store, and the Hugh Hefner Sky Villa and either Nine Group Management, Inc. or Nine Group Management II, Inc. will operate the Nightclub and the Lounge on behalf of Tenant. All management will be at a quality of operation equal to or better than the Project Standard. FPLLC and Playboy may mutually agree to form a new special purpose entity to lease the Playboy Store area from FPLLC and to operate the Playboy Store. In such event, reference to Playboy Store Revenues and Playboy Store Operating Expenses will be references to the revenues and operating expenses, respectively of such new special purpose entity. References to Playboy Store Net Profits will be references to the net profits of such new special purpose entity.

      (f)   Operating Covenants. *****.

3.    GRANT OF LICENSE AND RELATED RIGHTS.

      (a) Grant. Subject to the provisions of this Agreement, Playboy hereby grants (and will cause its licensing subsidiaries to grant) to Palms, and Palms hereby accepts, the right and license to use publicly display, copy, reproduce and alter (subject to the provisions of Paragraph 4(c) below) the Playboy Marks in connection with the operation of the Playboy Elements and the Palms Resort and in the marketing and promotion thereof, including without limitation the right to produce or commission the production of the items listed on Exhibit E and any Playboy Co-Branded Merchandise, provided that Palms shall submit the first prototype of any such item to Playboy for approval in accordance with Paragraph 4(c). *****. The License is granted exclusively to Palms and not to any individual or entity that holds an interest in Palms for use in connection with business at the Palms Resort. Anything in this Paragraph 3(a) to the contrary notwithstanding, Playboy will retain the right to use and license third parties the right to use Playboy's trademarks and other intellectual properties on slot machines and other gaming devices. *****.

      (b) Warranty. Playboy warrants that: (i) it has the right to grant the License hereunder; (ii) it directly or through a subsidiary owns the Playboy Marks; and (iii) Palms may use the Playboy Marks as provided hereunder free from any claim by third parties.

      (c)   Competition.

            (i) During the term hereof, without prior written approval from Playboy's General Counsel at the contact listed in Section 8 below, Palms shall not: (x) display, sell or permit to be sold at the Playboy Elements any marks or names, or any merchandise bearing or identified with the marks or names, of any of the following persons or entities: ***** (the foregoing persons or entities are collectively referred to as "Competitors"), (y) use any Playboy Indicia at any events to sell any merchandise, sponsored by or associated with any Competitor or (z) rename an Existing Venue with a mark associated with any Competitor at the Palms Resort.

            (ii) Commencing on the Project Opening Date for the Nightclub and Lounge, Playboy shall, for itself and its affiliates and subsidiaries, book all "Nevada Marketing Events for Playboy" at the Project or Palms Resort. Palms shall offer Playboy its best competitive rate in connection with such bookings. If the Project or Palms, using its best efforts, cannot accommodate any such Nevada Marketing Events for Playboy, such Nevada Marketing Events for Playboy may be conducted at one or more other locations in Clark County, Nevada (the "Alternate Location"), provided that if Playboy desires to book such Nevada Marketing Event for Playboy at an Alternate Location that is another hotel or casino in Las Vegas, then in such case Palms shall have the right of approval over such Alternate Location. A Nevada Marketing Event for Playboy is a marketing or promotional events held by Playboy in the State of Nevada, but it does not include the mere exhibiting at a trade show, (for example at the Las Vegas Convention Center), provided however that a party celebrating the exhibition at a hotel or casino or restaurant or nightclub in Nevada would be considered a Nevada Marketing Event for Playboy. Palms must respond to Playboy's request to book a Nevada Marketing Event for Playboy within ten (10) business days or it shall be deemed that Palms cannot accommodate such request. From the Effective Date until the Project Opening Date for the Nightclub and Lounge, Playboy agrees that it shall not book any Nevada Marketing Events for Playboy at the *****

      (d) Co-branding and Sales at the Playboy Store. Subject to following the approval procedures set forth in Paragraph 4(c), the license includes the right to sell Playboy Co-Branded Merchandise at the Stuff Store, the Palms Store, the Playboy

            Store and through any Palms online internet store (including, without limitation the online internet store operated on the date of this Agreement by the Nine Group), if any. The sale of Playboy-Only Merchandise, shall be sold only at the Playboy Store and shall not be sold at the Stuff Store, the Palms Store or any Palms online internet store or any other retail sales outlet controlled by or affiliated with Palms. For clarification, the Playboy Store shall not be limited to selling Playboy-Only Merchandise or Playboy Co-Branded Merchandise, and other merchandise may also be sold at the Playboy Store. All Playboy-Only Merchandise and Playboy Co-Branded Merchandise shall be sold by Palms at prices that are competitive to the prices charged by other sellers of comparable merchandise using a commercially reasonable standard. All sales of Playboy Co-Branded Merchandise, including through an on line internet store, are subject to the provisions herein, including specifically 3(d), 4(c), 5(c), and 5(d).

      (e) Playboy Chips. FPLLC shall have the right to produce or cause to be produced Playboy Chips, the design of which shall be approved by Playboy in accordance with Paragraph 4(c).

      (f) Decor. Playboy may, subject to availability, provide Palms with promotional and decor items to use in connection with the Project, which will be provided at no cost to Palms, except that Palms will pay the actual costs of shipping, insuring and securing such items. All such items will remain the property of Playboy. Playboy will also provide, without charge to Palms (except for actual out-of-pocket reproduction costs), style sheets and camera-ready artwork from which Palms may appropriately reproduce the Playboy Marks pursuant to at its own expense. Palms may reject promotional and decor items and return same to Playboy.

      (g) Assignment / Change of Control. Without the approval of Playboy's General Counsel at the contact information listed in Section 8 below, the License and all rights and duties hereunder with respect to the License may only be assigned, sold or sublicensed to a person who buys (or acquires through a foreclosure or trustees' sale) the whole or substantially all of the assets of FPLLC or Tenant and who obtains (or has a manager, receiver or supervisor obtain) all required liquor or gaming licenses from the Nevada Licensing Authorities to operate the business formerly operated by FPLLC or Tenant, and agrees to be subject to the ongoing rights and obligations of this Agreement (a "Change of Control"), ***** Without the prior written approval of Playboy's General Counsel at the contact information listed in Section 8 below, the License and all rights and duties hereunder with respect to the License may not be mortgaged or otherwise encumbered by FPLLC, Nine Group or Tenant. Any attempt by any of Nine Group, FPLLC or Tenant to separately assign, mortgage, sublicense or otherwise encumber this Agreement or any of the rights and duties hereunder not in connection with a Change of Control without the prior written consent from Playboy's General Counsel at the contact information in Section 8 below (which may be withheld in Playboy's sole and absolute discretion) shall constitute a material event of default. Playboy hereby approves the grant by Palms of a security interest in its rights under this Agreement to secure Palms' obligations under a credit agreement and amendments, restatements, or modifications thereto with Wells Fargo, N.A. (on its own behalf or administrative agent for other lenders), the outstanding borrowings of which shall be used for purposes which include, without limitation, the financing, construction and operation of the New Tower. Playboy will sign customary and reasonable estoppel certificates or consents in connection with the foregoing, which estoppel certificates or consents will not impair or alter any of Playboy's rights under this Agreement.

      (h)   Pre-Opening Matters.

            (i) Prior to the Project Opening Date for the Nightclub and Lounge, (x) Palms shall host, at Palms' sole cost and expense, a mutually agreed upon number of promotional events at the Palms Resort to promote the Project and Playboy will cooperate with Palms in connection with the production of such promotional events and (y) Playboy and Palms will jointly host a mutually agreed upon promotional event at Playboy Mansion West to promote the Project and, in connection therewith, Palms shall pay all of the actual out-of-pocket costs and expenses, but not a fee just for the use of Playboy Mansion West. For each of the promotional events promoting the Project, Palms may produce and distribute to patrons and guests Commemorative Playboy Gaming Chips or Playboy Nongaming Chips. Palms will pay to Playboy a "Percentage Fee" (as defined below) of ***** of the face amount of any Commemorative Playboy Gaming Chips, within thirty (3)) days following the date of any such promotional events. Palms is not required to pay Playboy a Percentage Fee for Playboy Nongaming Chips. All uses of the Playboy Marks at each such promotional event will be strictly in accordance with the terms hereof.

            (ii)  Pre-Opening Ads. *****

            (iii) Announcement. Playboy and Palms will mutually agree on a public announcement of the Project. Palms acknowledges that the timing of such announcement may be affected by SEC rules and disclosure requirements.

      (i) Additional Playboy Covenants. During the term hereof, Playboy shall provide Palms with the following:

            (i)   *****

            (ii)  *****

            (iii) *****

            (iv) subject to the provisions of Section 4(c), the right to use the Playboy Indicia for a Playboy Marketing Use, provided such uses will not, in any event, include references to Competitors;

            (v)   *****

            (vi) from time to time during the Term of this Agreement, but in any event no more frequently than ***** times per year, each party shall send promotional materials, direct promotion pieces and invitations for events that help promote the Playboy Elements to its customer lists, magazine subscribers, on-line subscribers, and celebrity mail list members, as applicable. Written material to be mailed will be provided by the party desiring the mailing and after mailing the other party shall send a verified invoice for any postage, material and labor costs incurred by the mailing party and the other party shall have thirty (30) days within which to pay such invoice.

            (vii) Playboy and palms agree to work together during the Term of this Agreement to maximize opportunities for the assets of both parties, including Playboy's television networks, magazine, and ancillary products, licensing and online services. Playboy will cause any of its subsidiaries to perform their respective obligations under this Agreement.

      (j) Playboy to Offer Concierge Services. Playboy shall have the right to offer concierge services through a company such as ***** that will allow the purchasers of such services to receive preferential line treatment for the Nightclub and Lounge (the "Concierge Services). Playboy and Palms agree that the Concierge Services shall only require the accommodation of a reasonable number of persons and shall work like other similarly situated services.

4.    APPROVAL AND CONTROL.

      (a)   *****

      (b)   *****

      (c)   *****

      (d) Use and Goodwill. Palms shall reasonably conduct its business in accordance with all applicable laws and not in a manner that reflects adversely upon the good name of Playboy or the Playboy Marks. Any goodwill arising out of Palms' use of the Playboy Marks will inure solely to the benefit of Playboy. Palms shall use the Playboy Marks to identify the Playboy Elements at the Palms Resort and those personnel within the Palms Resort to be designated as "Bunnies" and that any unauthorized use of the Playboy Marks will constitute an infringement of the rights of Playboy.

      (e) Playboy Bunnies. The Playboy Bunny is one of the most important symbols of Playboy and maintenance of the quality and goodwill associated with the symbol is central to the License. Consequently, for the mutual benefit of both Palms and Playboy, all Bunnies employed by Palms must conform to the high standards of personal appearance and moral conduct which the Playboy Bunny symbol represents and which may be determined from time to time by Playboy. Upon notice to Palms, Playboy will have the right to interview and observe Palms'

            Bunnies and ensure that the Bunnies conform to the high standards of personal appearance established by Playboy. Palms obligates itself to employ persons which Palms reasonably believes are of good moral character and conduct as Bunnies who will not bring discredit to the Playboy Bunny symbol or Playboy. It is the purpose of this Paragraph 4(e) to ensure that the value of the Bunny symbol will not be eroded and to maintain uniformity in the appearance of the symbol. Palms will employ a Bunny supervisor ("Bunny Mother") who is subject to the ongoing reasonable approval of Playboy, for purposes of Bunny training and maintaining conformity to reasonable standards set by Playboy. Palms may ask the Bunny Mother to perform other management and supervisory work appropriate to her level of training and experience. Playboy will provide, at no cost to Palms, initial orientation training of Palms' Bunnies and the Bunny Mother. Palms will have complete control over all personnel policies and labor relations at the Project and it is not the intent of this Paragraph 4(e) to affect or influence that control. In accordance with Paragraph 4(c), Playboy will approve all Bunny uniforms.

      (f) Separate Identity. Palms shall not use any of the Playboy Marks as part of its corporate or other legal name. Palms shall not conduct business with its suppliers, employees, government agencies or others in the name of Playboy, or in any manner which suggests that Palms is an affiliate of Playboy or that Palms is authorized to act for or bind Playboy.

      (g) No Contest of Playboy's Rights. Palms agrees that it will not, during the term of this Agreement, or at any time thereafter, directly or indirectly, contest or aid others in contesting the validity of any of the Playboy Marks or the exclusive ownership and rights to the use thereof by Playboy.

      (h) Infringements. Palms will promptly notify Playboy of any infringement of the Playboy Marks that directly interferes with the Project or violates the rights granted to Palms hereunder. In the event of such notice, Playboy shall take such legal action as is reasonable and commercially practical under the circumstances. In the event of any monetary recovery by Playboy in connection with the enforcement of its rights as required herein, Playboy shall be entitled to recoup its costs in obtaining such recovery or judgment and the remainder, if any, shall be split equally between Playboy and Palms. Palms will cooperate fully with Playboy in any such action Playboy may decide to take. In no event shall Playboy be responsible to Palms for any incidental or consequential damages, such as lost profits, that may result from any such infringement.

      (i) Complaints. Palms shall immediately notify Playboy of any complaint or legal action asserted against it by reason of the use of any of the Playboy Marks and Playboy shall defend or settle any such legal action in any manner and on any terms it shall deem appropriate. Any costs, including, but not limited to, awards of damages, amounts paid in settlement, attorneys' fees, court costs and disbursements incurred in defending or settling any such legal action and that may be assessed against the Palms by reason of the use of the Playboy Marks in accordance with the terms and conditions of this Agreement shall be paid by Playboy. In no event shall Playboy be responsible to Palms for any incidental or consequential damages, such as lost profits, that may result from any such action.

      (j) Intellectual Property Notices. Palms shall utilize such reasonable trademark and copyright credit notices and such other consumer notices or information as Playboy may request from time to time.

      (k) Permutations. Playboy acknowledges and agrees that the marks associated with the Existing Venues and the New Venues, along with permutations of such marks, are the property of the Nine Group (the "Nine Marks"). Playboy acknowledges and agrees that the marks and permutations of marks associated with Palms Resort are owned or licensed by FPLLC and are the property of FPLLC (the "Palms Marks"). Any goodwill arising out of the Palms' use of the Palms Marks or the Nine Marks will inure solely to the benefit of Palms and/or Nine Group respectively. Playboy acknowledges and agrees that the extant Nine Marks and Palms Marks are not permutations of the Playboy Marks and upon expiration or termination of this Agreement the owners of the Palms Marks and Nine Marks are permitted to continued use of the Palms Marks and Nine Marks so long as they do not incorporate any Playboy Marks or permutations of the Playboy Marks. Palms shall not during or after the term of this Agreement use or cause or authorize to be used any words, device, design or symbol confusingly similar to the Playboy Marks except as authorized by Playboy.

5.    LICENSE FEES AND REPORTING.

            In consideration of the rights to use the Playboy Marks at the Palms Resort, Palms will pay Playboy the following by electronic transfer, which shall be payable in arrears:

      (a) Fixed Fee. Commencing on the Project Opening Date for the Nightclub and Lounge and thereafter until termination (subject to Paragraph 6(e)) of this Agreement, *****

      (b) Percentage Fees. Commencing on the Project Opening Date for the Nightclub and Lounge and thereafter until termination (subject to Paragraph 6(e)) of this Agreement, a percentage fee (the "Percentage Fee") *****

            (i)   *****

            (ii)  *****

            (iii) *****

            (iv)  *****

            (v)   *****

      (c) Monthly Statement. Commencing on the earlier of the Project Opening Date for the Playboy Store or the date Palms commences selling Playboy-Only Merchandise and/or Playboy Co-Branded Merchandise, whether at the Palms Resort or online, and thereafter until termination (subject to Paragraph 6(e)) of this Agreement, Palms shall furnish or cause to be furnished to Playboy a monthly statement of each calendar month's Shared Revenues with a calculation of Percentage Fees within twenty-one (21) days after the end of each calendar month. Such statements shall be in a form mutually acceptable to Palms and Playboy and shall be certified by an officer or responsible employee of either FPLLC or Tenant as an accurate accounting of such amounts. Palms will accompany each such statement with payment by electronic transfer to Playboy in an amount equal to the Percentage Fee and Playboy Store Net Profits calculated in accordance with Paragraph 5(b) hereof.

      (d) Late Payments. If Palms fails to pay within ten (10) calendar days when the same is due any fee payable hereunder, the unpaid amounts shall bear interest at the Interest Rate, from the date the unpaid amount was initially due, to and excluding the date of payment; provided, however, that the interest provided for in this Paragraph 5(d) shall not in any way limit Playboy's right to declare Palms in default of this Agreement for failure to pay an amount within ten
            (10) calendar days when the same is due and pursue all rights and remedies in connection therewith, including, without limitation, the right to terminate this Agreement.

      (e) Records. At the time of a sale or other transaction upon which a Percentage Fee, Playboy Store Net Profits, Playboy-Only Merchandise Net Profits or Co-Branded Merchandise Sales are payable hereunder, Palms shall record the sale or other transaction in auditable point of sale computer systems installed and operated by either FPLLC or Tenant which are used for the recording of transactions to be reported either to the Nevada Licensing Authorities or the department of taxation of the State of Nevada. FPLLC and Tenant shall maintain records on these existing point of sale computer systems for the same period of time and in the same form as are required by the Nevada Licensing Authorities and the department of taxation of the State of Nevada, but in any case no less than three
            (3) years after such records are created. Promptly, upon request, FPLLC and Tenant will make copies of these records available at the Palms Resort for two inspections in each calendar year by Playboy's representatives who are engaged in inspecting and/or auditing Palms' books and records as provided herein.

      (f) Audits. Playboy, at any time within three (3) years after receipt of any monthly statement required under this Section and upon not less than fifteen (15) days' prior written notice to Palms, may cause two audits in each calendar year to be made of Shared Revenues and all of Palms' records and books necessary to audit such items. Palms shall make all such books and records available for the audit at the Palms Resort. A copy of the audit report shall be furnished by Playboy to Palms regardless as to whether any additional Shared Revenues are found to be due. If the audit discloses an underpayment of Shared Revenues, Palms shall promptly pay to Playboy the amount of the underpayment, with interest at the

            Interest Rate, from the date the payment should have been made through and including the date of payment. If the audit discloses an underreporting of Shared Revenues in excess of *****of the reported Shared Revenues, then Palms shall also immediately pay to Playboy all reasonable costs and expenses incurred in performing the audit and in collecting the underpayment. If the audit discloses an overpayment of Percentage Fee or Playboy Store Net Profits, Palms shall be entitled to a prompt refund from Playboy. Playboy shall be permitted to audit Shared Revenues for any single year only once, unless a subsequent audit discloses an irregularity in Palms' reporting, in which event the foregoing limit shall not apply.

      (g) Confidentiality. Playboy agrees that it shall use its reasonably good faith efforts to not disclose to any third party the Shared Revenues or the amount of Percentage Fees paid or payable by Palms; provided, however, that (a) such information was not previously disclosed by Palms to such third party or to the public generally, and (b) nothing contained herein shall restrict Playboy from disclosing such information (i) as may be required by law (including any securities laws) or (ii) to its accountants, investment bankers, attorneys or bona-fide prospective or current lenders, capital providers or purchasers, provided that each of such recipients shall be bound to the same non-disclosure provisions as are imposed upon Playboy.

6.    TERM AND TERMINATION.

      (a)   *****

      (b)   *****

      (c)   *****

      (d)   *****

      (e)   Effect Of Termination.

            (i) Upon the expiration or earlier termination of this Agreement, however caused, all rights and privileges of Palms hereunder shall terminate and revert to Playboy, and Palms shall not thereafter make any intentional use whatever of any of the Playboy Marks or sell any Playboy-Only Merchandise or Playboy Co-Branded Merchandise. Termination of the Agreement ends the obligation by Palms to pay Fixed Fee and Percentage Fees, except with regard to any Fixed Fee or Percentage Fees accrued but not yet paid to Playboy as of the termination, and the obligation by Playboy to provide any advertisements, banner, direct mailings or access to Playboy Mansion West. Palms shall, at its own expense, as soon as may reasonably be accomplished remove and efface or destroy all references to Playboy or to any of the Playboy Marks from any services, products, materials, supplies and equipment of Palms and from all business paper, stationery, signs, labels, packaging material, advertising, or the like, used or maintained by Palms, including telephone directory listings, as soon as may reasonably be accomplished, and Palms shall not thereafter hold forth in any manner whatsoever that Palms has or ever had any connection with Playboy.

            (ii) Palms acknowledges that its failure to promptly make reasonable efforts to cease use of any of the Playboy Marks at the termination of this Agreement will result in immediate and irreparable damage to Playboy and to the rights of any subsequent licensees. Palms acknowledges and admits that there is no adequate remedy at law for such failure to cease such use, and Palms agrees that in the event of such failure, Playboy shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper. Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which Playboy is entitled under this Agreement or otherwise.

7.    INDEMNIFICATION AND INSURANCE.

      (a) Indemnity to Palms. Playboy shall indemnify, defend and hold harmless Palms, its subsidiaries and affiliates, their respective shareholders, partners and members and the agents, managers, officers, directors and employees of each from and against all costs, claims, suits, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and litigation expenses) arising out of the authorized use of the Playboy Marks on or in connection with the Project. Playboy shall have the option to settle or to undertake and conduct the defense of any such claim or suit. Playboy shall not be entitled to settle any such claim or suit on behalf of Palms unless Playboy is responsible for any payment to be made by Palms and obtains a release of all claims against Palms under any such settlement. Palms may, through counsel of Palms' own choice and at its own expense, participate in any such claim or suit, but in such event Playboy shall have sole and exclusive control over such defense, and Playboy's decisions with respect thereto shall govern and control. Palms expressly covenants that no discussion by Palms whatsoever with any claimant or litigant, no compromise or settlement by Palms of any claim or suit and no negotiations by Palms with respect to any compromise or settlement shall be had, made or entered into with out, in each instance, the prior written approval of Playboy.

      (b) Indemnity to Playboy. Except as provided in Section 7(a) above, palms shall indemnify, defend and hold harmless Playboy, any parent and subsidiaries and affiliates, shareholders, agents, officers, directors and employees of each of the foregoing (hereinafter collectively referred to as "Indemnitees") from and against all costs, claims, suits, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and litigation expenses) arising out of or in connection with: (i) the design, construction, ownership, operation or management of the Palms Resort (including, without limitation, the Project); (ii) Palms' performance hereunder or any alleged action or failure to act whatsoever by Palms; (iii) non-conformity to or non-compliance with any law pertaining to the Palms Resort (including, without limitation, the Project); or (iv) any breach by Palms of any of its representations or warranties hereunder. Palms shall have the option to settle or to undertake and conduct the defense of any such claim or suit. Playboy may, through counsel of Playboy's own choice and at its own expense, participate in any such claim or suit, but in such event Palms shall have sole and exclusive control over such defense, and Palms' decisions with respect thereto shall govern and control. Playboy expressly covenants that no discussion by Playboy whatsoever with any claimant or litigant, no compromise or settlement by Playboy of any claim or suit and no negotiation by Playboy with respect to any compromise or settlement shall be had, made or entered into without, in each instance, the prior written approval of Palms.

      (c)   Limitation on Indemnity. In no event shall such indemnification in
            (a) or (b) above include incidental or consequential damages, even if the "Indemnifying Party" (as defined below) is aware of such damages, including, but not limited to compensation or reimbursement for loss of prospective profits, anticipated sales or other losses occasioned by termination of the Agreement or any other reason.

      (d) Indemnification Procedure. All claims for indemnification based on or arising from a third party claim shall be asserted and resolved as set forth in this Section. In the event that any claim or demand by a third party for which one party (the "Indemnifying Party") may be required to indemnify the other (the "Indemnified Party") hereunder (a "Claim") is asserted against the Indemnified Party by a third party, the Indemnified Party shall as promptly as practicable following the Indemnified Party's receipt of notice of such Claim, notify the Indemnifying Party in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such claim and any relevant facts and circumstances relating thereto (the "Demand"); provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.

      (e) Contribution. In the event that a loss, liability, claim, damage or expense is caused by more than one Indemnifying Party, each Indemnifying Party whose actions or omissions shall have caused the loss, liability, claim, damage or expense shall contribute to the aggregate amount of any losses, liabilities, claims, damages and expenses owed in such proportion as is appropriate to reflect their relative fault in connection with the actions or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission. The Indemnifying Parties agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The aggregate amount of losses, liabilities, claims, damages and expenses shall be deemed to include any legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding commenced or threatened.

      (f) Insurance. FPLLC shall obtain and maintain at substantially similar levels throughout the Term, at its expense, all insurance required by the first lien mortgage lender for the Palms Resort (including, without limitation, the Project) and Tenant shall obtain and maintain at its expense at substantially similar levels throughout the Term all insurance required by the leases for the Existing Venues and the New Venues, which insurance shall name Playboy as an additional insured on the liability coverage and if Playboy has an insurable interest in property at the Palms Resort as an additional named assured on the property damage coverage. Palms shall provide Playboy with a certificate of all relevant insurance policies indicating coverage limits and deductibles on an aggregate and per occurrence basis.

8.    MISCELLANEOUS PROVISIONS.

      (a) No Waiver. The waiver of any breach of any term, covenant or condition of this Agreement by any of the parties hereto shall not constitute a continuing waiver nor a waiver of any subsequent breach, either of the same or any other term, covenant or condition of this Agreement.

      (b) Partial Invalidity. In the event that any portion of this Agreement shall be unenforceable in whole or in part, said provision shall be limited or curtailed to the extent necessary to bring it within the requirement of present or future law, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

      (c) Integration. This Agreement together with the exhibits annexed hereto constitutes the entire agreement and understanding among the parties upon the subject matter of this Agreement. Any prior understandings and agreements between the parties regarding such subject matter are merged herein and superseded hereby.

      (d) License Relationship. The rights and powers herein granted to Palms are those of a licensee only and is not intended to create any other relationship. It is expressly understood and agreed that Playboy shall not under any circumstances be liable to Palms for all or any part of any losses Palms may sustain except for losses or damages caused by a breach of this Agreement by Playboy. No party shall have power to obligate or bind any of the others in any manner whatsoever.

      (e) Licenses. Palms will comply with all federal, state and local laws, rules and regulations and Palms will be solely responsible for obtaining and maintaining, at its own expense, any and all licenses, permits and approvals (including governmental and all other licenses, permits and approvals) necessary for the operation of the Palms Resort, including, without limitation, the Project. Except as provided in Paragraph 7(i) below, in the event Palms is unable, for any reason, to obtain and maintain throughout the term hereof all of such licenses, permits or approvals, such inability will be an incurable default hereunder.

      (f)   *****

      (g)   Governing Law and Jurisdiction.

            (i) This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

            (ii) Each of the parties hereto hereby expressly and irrevocably submits to the nonexclusive personal jurisdiction of the United States District Court for the District of Nevada and to the jurisdiction of any other competent court of the State of Nevada located in the County of Clark (collectively, the "Nevada Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C.
                  Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of Nevada, preserving, however, all rights or removal to such federal court under 28 U.S.C.
                  Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Nevada Courts in any other court or jurisdiction.

      (h) Notices. All notice, consents and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand or by Federal Express or similar overnight courier or (b) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice):

                  If to Playboy, to:

                           Jim Griffiths
                           Senior Executive Vice President

                           Playboy Enterprises International, Inc.
                           2706 Media Center Drive
                           Los Angeles, California 90065
                           Fax No. 323 276 4505

                  With a copy to:

                           Howard Shapiro
                           General Counsel
                           Playboy Enterprises International, Inc.
                           680 North Lake Shore Drive
                           Chicago, Illinois 60611
                           Fax No. 312 266 2042

                  If to FPLLC:

                           Palms Casino Resort
                           4321 West Flamingo Road
                           Las Vegas, Nevada 89103
                           Attention:  George J. Maloof, Jr.
                           Fax No. (702) 942-7001

                  With a copy to:

                           Mr. Thomas K. Land
                           Palms Casino Resort
                           4321 West Flamingo Road
                           Las Vegas, Nevada 89103
                           Fax No. (702) 942-7014

                           Mark H. Goldstein, Esq.
                           Lionel Sawyer & Collins
                           300 S. 4th Street
                           Las Vegas, NV 89101
                           Fax No. (702) 383-8845

                  If to the Tenant or Nine Group:

                           Nine Group, LLC
                           In care of:  Palms Casino Resort
                           4321 West Flamingo Road
                           Las Vegas, Nevada 89103
                           Attention:  Scott DeGraff
                           Fax No. (702) 933-5625

                  With a copy to:

                           Harold S. Dembo, Esq.

                           Katz Randall Weinberg & Richmond
                           333 W Wacker Dr Ste 1800
                           Chicago, IL 60606
                           Fax No. 312-807-3903

      (i)   Suitability for the Nevada Licensing Authorities.

Playboy acknowledges and agrees that Palms and its affiliates are engaged in businesses that are subject to or exist because of privileged licenses issued by the Nevada Licensing Authorities. Playboy agrees to apply for and obtain any licenses, approvals, findings of suitability or other clearance if so requested or required by any Nevada Licensing Authority. If (i) Playboy fails to satisfy any licensing requirement referred to above, or (ii) if any Nevada Licensing Authority directs Palms to terminate its relationship with Playboy, or (iii) if Palms reasonably determines that Palms' continued relationship with Playboy could or does jeopardize Palms' privileged licenses, approvals or findings of suitability, or (iv) if any such license, approval or finding of suitability is threatened to be, or is, denied, curtailed, suspended or revoked by the Nevada Licensing Authorities as a result of Palms' relationship with Playboy, Palms may, notwithstanding the provisions of Section 6 hereof, terminate this Agreement effective immediately upon written notice to Playboy stating the basis for such termination.

      (j) No Brokers. Playboy and Palms agree to indemnify and hold one another harmless from and against any claim for any brokerage or other commission or finders fee made by any other person or entity claiming to have acted on the behalf of the indemnifying party by reason of this Agreement.

      (k) No Agency or Partnership. Palms does not, in any way or for any purpose, become a partner, employer, principal, master, agent or joint venturer of or with Playboy. Playboy does not, in any way or for any purpose, become a partner, employer, principal, master, agent or joint venturer of or with Palms.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                          PLAYBOY ENTERPRISES INTERNATIONAL, INC.


                          By:              /s/ James F. Griffiths
                               -------------------------------------------------
                                           James F. Griffiths
                          Title:     Senior Executive Vice President
                                ------------------------------------------------


                          FIESTA PALMS LLC

                          By:              /s/ George J. Maloof, Jr.
                               -------------------------------------------------
                                           George J. Maloof, Jr.
                          Title:           Manager
                                ------------------------------------------------


                          NINE GROUP LLC

                          By:              /s/ Scott DeGraff
                               -------------------------------------------------
                                           Scott DeGraff
                          Title:           Manager
                                ------------------------------------------------


                          N-M VENTURES II, LLC

                          By:              /s/ Scott DeGraff
                               -------------------------------------------------
                                 Scott DeGraff as Manager of Nine Group II, LLC
                          Title:           Member
                                ------------------------------------------------

                                    EXHIBIT A

                         ATTACHED TO AND MADE A PART OF
                     THE TRADEMARK LICENSE AGREEMENT BETWEEN
                     PLAYBOY ENTERPRISES INTERNATIONAL, INC.
                                       AND

                    FIESTA PALMS LLC and N-M VENTURES II, LLC

                           DATED AS OF October 4, 2004

PLAYBOY

RABBIT HEAD DESIGN

BUNNY

BUNNY COSTUME

PLAYBOY AFTER HOURS

                                    Exhibit B

                          Drawing of New Tower Location

Exhibit B - Palms Casino and Resort - Site Plan - Page 1

Exhibit B - Casino Expansion Rendering - Palms - Page 2

                                    Exhibit C

                         Design of the New Tower Signage

Exhibit C - Palms Casino and Resort - Elevation

                                    Exhibit D

                           Playboy Elements Floorplan

Exhibit D - Furniture Floor Plan - Page 1

Exhibit D - Palms Casino and Resort - Gaming and Lounge - Page 2

                                    EXHIBIT E

          ITEMS THAT PALMS MAY PRODUCE, SUBJECT TO PLAYBOY APPROVAL OF
                                    PROTOTYPE

Screen printed decorated glassware and etched glass shot glasses, double old-fashion glasses, hi-ball glasses, martini glasses, beer mugs, beer steins, pilsner glasses, champagne glasses, wine glasses, pint glasses, margarita glasses, martini shakers, martini pitchers, margarita pitchers, champagne buckets, ice buckets, coasters, stirrers, picks, napkins, matches and serving trays. Bar accessories, specifically corkscrews, bottle openers, bottle stoppers, bottle pourers, strainers, ice tongs, jiggers and wine glass charms.

                                    EXHIBIT F

      *****


                                       31